JOINT FILING AGREEMENT

In accordance with Rule 13(d)-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of the attached statement on Schedule 13D and to all amendments to such statement.

IN WITNESS WHEREOF, the undersigned hereby executed this Agreement as of this 15th day of October, 2010.

TARRANT CAPITAL ADVISORS, INC.
/s/ Ronald Cami
Name: Ronald Cami Title: Vice President
DAVID BONDERMAN
/s/ Ronald Cami
Ronald Cami on behalf of David Bonderman (1)
JAMES G. COULTER
/s/ Ronald Cami
Name: Ronald Cami on behalf of James G. Coulter (2)

(1)	Ronald Cami is signing on behalf of Mr. Bonderman pursuant to an authorization and designation letter dated July 1, 2010, which was previously filed with the Commission.

(2)	Ronald Cami is signing on behalf of Mr. Coulter pursuant to the authorization and designation letter dated July 1, 2010, which was previously filed with the Commission.